--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             SIFCO INDUSTRIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

--------------------------------------------------------------------------------
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

                         [SIFCO INDUSTRIES, INC. LOGO]

                  970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

     The 2000 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held in the National City Bank auditorium (4th floor) of the National City Center Annex Building, 1900 East 9th Street, Cleveland, Ohio, on January 25, 2000 at 10:30 a.m., for the following purposes:

     1. To elect three directors for a three-year term expiring in 2003.

     2. To ratify the designation of Arthur Andersen LLP as the independent auditors of the Company.

     3. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

     The holders of record of Common Shares at the close of business on December 3, 1999, will be entitled to receive notice of and vote at the meeting.

     The Company's Annual Report for the fiscal year ended September 30, 1999 has been previously mailed to Shareholders.

     By order of the Board of Directors.

                                         SIFCO Industries, Inc.

                                         Mara L. Babin, Secretary

December 21, 1999

     KINDLY FILL IN, DATE AND SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ARE PRESENT AND VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL NOT BE USED.

                         [SIFCO INDUSTRIES, INC. LOGO]

                  970 EAST 64TH STREET, CLEVELAND, OHIO 44103

                               December 21, 1999

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company") for use at the 2000 Annual Meeting of the Shareholders of the Company to be held January 25, 2000, or at any adjournment thereof. This proxy statement was first mailed on December 21, 1999 to shareholders of record on December 3, 1999.

     Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing or at the 2000 Annual Meeting. However, the mere presence at the 2000 Annual Meeting of the shareholder granting a proxy does not revoke the proxy. Unless revoked by notice as above stated, the shares represented by valid proxies will be voted on all matters to be acted upon at the 2000 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions will be deemed to be present for the purpose of determining a quorum for the 2000 Annual Meeting, but will be deemed not voting on the issues or matters as to which abstention is applicable. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the election of directors and the ratification of the auditors. Broker non-votes will not affect the outcome of any matter for which the 2000 Annual Meeting is called.

     The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Proxies will be solicited by mail or by telephone or personal interview with an officer or regular employee of the Company or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such brokers, custodians, nominees or fiduciaries, who will be reimbursed by the Company for their expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

     The record date for determining shareholders entitled to vote at the 2000 Annual Meeting is December 3, 1999. As of November 30, 1999, the outstanding voting securities of the Company were 5,194,308 Common Shares. Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on the record date. The holders of a majority of the Common Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2000 Annual Meeting. As of December 3, 1999, the Company had 783 shareholders of record.

     Under the General Corporation Law of Ohio, if notice in writing is given by any shareholder to the President or any Vice President or the Secretary of the Company, not less than forty-eight hours before the time fixed for holding the meeting, that the shareholder desires that the voting for election of directors shall be cumulative, each shareholder will have cumulative voting rights in the election of directors if notice of the meeting has been given at least ten days before the meeting, and, if the ten days' notice has not been given, not less than twenty-four hours before such meeting time, that the shareholder desires that the voting at such election shall be cumulative, provided that an announcement of the giving of such notice is made upon the convening of the meeting by the Chairman of the Board or Secretary of the Company or by or on behalf of the shareholder giving such notice. Cumulative voting allows the shareholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or distribute such number of votes among as many candidates and in such manner as the shareholder deems advisable. In case of such notice, it is intended that the persons named in the accompanying proxy will vote cumulatively for all or such of the nominees hereinafter mentioned as they deem best.

     As of November 30, 1999, Janice Carlson and Charles H. Smith, III, 970 East 64th Street, Cleveland, Ohio 44103, owned, as Trustees, 2,002,947 Common Shares representing 38.56% of the outstanding Common Shares of the Company, such Common Shares having been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of February 1, 1997 and extended to January 31, 2002. Voting Trust Certificates for the number of Common Shares so deposited have been delivered by the Trustees (or their predecessors) to the beneficial owners thereof, except for any numbers of shares less than one hundred (100) as may exist from time to time, for which no Voting Trust Certificates are delivered. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares.

     The table below names the persons who are known by the Company to be the beneficial owners of more than 5% of its outstanding Common Shares as of November 30, 1999, the number of such Common Shares beneficially owned by, or held in trust for, each such person (including their spouses and children who live with them, if any) and the percentage of the outstanding Common Shares which that number of shares constitutes.

            NAME AND ADDRESS               AMOUNT AND NATURE OF  PERCENT
           OF BENEFICIAL OWNER             BENEFICIAL OWNERSHIP  OF CLASS
           -------------------             --------------------  --------
Mrs. George D. Gotschall                        692,972(1)        13.34%
7425 Pelican Bay Boulevard, Marbella #606
Naples, Florida 34108
Charles H. Smith, Jr.                           586,936(1)        11.30%
4565 South Lake Drive
Boynton Beach, FL 33436
Dimensional Fund Advisors, Inc.                 329,990(2)         6.35%

---------------

(1) All shares owned by Mrs. G. D. Gotschall and C. H. Smith, Jr. are subject to the Voting Trust Agreement described above.

(2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the "Portfolios." In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over 329,990 Common Shares as of September 30, 1999. The Portfolios own all Common Shares reported in this proxy statement, and Dimensional disclaims beneficial ownership of all such Common Shares.

                             ELECTION OF DIRECTORS

     The size of the Board of Directors is currently fixed at ten and classified into three classes. The term of office of one class of directors expires in each year. The terms of office of Jeffrey P. Gotschall, Dr. David V. Ragone and Charles H. Smith, Jr. will expire on the day of the 2000 Annual Meeting.

     Proxies solicited hereunder granting authority to vote on the election of directors will be voted for the election of Messrs. Jeffrey P. Gotschall, Charles H. Smith, Jr. and Dr. David V. Ragone to serve for three-year terms ending in 2003, and until their respective successors are elected. All nominees currently serve as directors of the Company.

     The nominees receiving the greatest number of votes shall be elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2000 Annual Meeting.

     The following information was furnished to the Company by each director/nominee and sets forth the name, age, principal occupation or employment of each such person and the period during which he has served as a director of the Company. Except as otherwise noted below, each director has held his principal occupation or employment for at least five years.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     JEFFREY P. GOTSCHALL, 51, director of the Company since October 1986. Mr. Gotschall has been Chief Executive Officer of the Company since July 1990 and President of the Company since October 1989. Mr. Gotschall previously served the Company from October 1986 to July 1990 as Chief Operating Officer, from October 1986 through September 1989 as Executive Vice President and from May 1985 through February 1989 as President of SIFCO Turbine Component Services.

     DR. DAVID V. RAGONE, 69, director of the Company since 1983. Dr. Ragone has been a partner of Ampersand Ventures, Wellesley, Massachusetts since April 1992. He was a Senior Lecturer at Massachusetts Institute of Technology (Department of Materials Science and Engineering) from July 1988 to June 1998 and prior to that, a Visiting Professor at M.I.T. from July 1987 through June 1988. Dr. Ragone was President of Case Western Reserve University from July 1980 through June 1987 and theretofore Dean of the College of Engineering at the University of Michigan. Dr. Ragone is also a director Cabot Corporation, Boston, Massachusetts (carbon black and natural gas). He was a general partner of Ampersand (venture capital fund) from 1988 to April 1992.

     CHARLES H. SMITH, Jr., 79, director of the Company since 1941. Chairman of the Board of the Company since 1970. Mr. Smith previously served the Company as its Chief Executive Officer from January 1943 until February 1983. Mr. Smith is a former Chairman of the Board of the Chamber of Commerce of the United States. He served as a member of the governing body of the International Labor Organization from 1975 to 1978 and served as the United States employer delegate to the ILO from 1975 to 1992.

DIRECTORS WHOSE TERMS EXPIRE IN 2001

     GEORGE D. GOTSCHALL, 79, director of the Company from 1950 to 1958 and continuously since 1962 is retired. Mr. Gotschall is Assistant Secretary of the Company and previously served the Company until February 1983 as Vice President-International and Treasurer.

     RICHARD S. GRAY, 68, director of the Company since January 1986 is retired. Mr. Gray was President of Enterprise Development Inc., a cooperative venture with the Weatherhead School of Management of Case Western Reserve University from May 1987 to January 1999. Mr. Gray was director of The Center for Venture Development from November 1985 to April 1987, and Senior Vice President of LTV Steel, Cleveland, Ohio (primary steel manufacturer) from July 1984 to June 1985. He is a director of Shiloh Industries, Inc., Mansfield, Ohio (automotive parts and steel processing) and Davey Tree Expert Company (tree care and line clearing).

     THOMAS J. VILD, 65, director of the Company since 1994. Mr. Vild has been a Management Consultant since 1990. Mr. Vild was an aerospace industry analyst with the investment firm of Roulston Research from 1987 through 1990 and former Director of Market Analysis and Forecasting for the Aircraft Components Group of TRW from 1978 to 1987. Prior to such time, Mr. Vild served in a variety of management positions at TRW, Martin Marietta Corporation and Gould, Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2002

     MAURICE FOLEY, 59, director of the Company since April 1999. Mr. Foley was a director of the Company's Irish subsidiary, SIFCO Turbine Components Limited, from 1996 to 1999. Mr. Foley is currently a director of AerFi Group plc (Formerly GPA Group plc), an aircraft financing company, and a director of the Irish subsidiary of Newcourt Credit Group, Inc. Mr. Foley also was a director of the Irish subsidiary of ABN AMRO Bank NV from 1993 to 1999. Mr. Foley served in a variety of senior executive and board positions with Aer Lingus plc, an Irish airline, and its affiliates and with GPA Group from 1964 to 1994.

     WILLIAM R. HIGGINS, 57, director of the Company since 1992. Mr. Higgins has been the Chief Executive Officer of Applied Fiber Systems (a specialist in carbon fiber impregnated raw material), Clearwater, Florida since August 1998. Mr. Higgins served as President/General Manager of AAR Composites, Inc., Clearwater, Florida (design and manufacturing of advanced composite material products) from October 1997 to July 1998, and President of Advanced Technology & Research, Inc., Clearwater, Florida from 1980 to September 1997. Mr. Higgins also previously served as a research consultant in composites technology for Jet Executive International and Gulfstar, Inc. and as President of Force Engineering, Sarasota, Florida from 1974 to 1978 (design and manufacture of composites technology products for boat industry).

     HUDSON D. SMITH, 48, director of the Company since 1988. Mr. Smith has been Treasurer of the Company since 1983 and President of SIFCO Forge Group since January 1998. Mr. Smith previously served as Vice President and General Manager of SIFCO Forge Group from January 1995 through January 1998, General Manager of SIFCO Forge Group's Cleveland Operations from October 1989 through January 1995 and Group General Sales Manager of SIFCO Forge Group from July 1985 through September 1989.

     J. DOUGLAS WHELAN, 60, director of the Company since October 1995. Mr. Whelan has served as President and Chief Operating Officer of Wyman-Gordon Company, North Grafton, Massachusetts, since

October of 1997. He previously served from May 1994 through September 1997 as President of Wyman-Gordon Forgings, Houston, Texas and from 1989 through April 1994, as Vice President of Operations for the Cameron Forged Products Division of Cooper Industries, Houston, Texas. From 1965 to 1989, Mr. Whelan served in a variety of executive, technical and management positions with Cameron Iron Works. Mr. Whelan also serves on the board of Wyman-Gordon Company.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND NOMINEES

     The following table sets forth as of November 30, 1999, the number of Common Shares of the Company beneficially owned by each director and officer and all directors and officers as a group, according to information furnished to the Company by such persons:

                                                       AMOUNT AND NATURE
                                                         OF BENEFICIAL      PERCENT
                       NAME                              OWNERSHIP(1)       OF CLASS
                       ----                            -----------------    --------
Richard A. Demetter (1)............................           38,381           *
Timothy V. Crean(1)................................          132,743          2.55%
Maurice Foley......................................            4,000           *
George D. Gotschall(2)(3)(4).......................          692,972         13.34%
Jeffrey P. Gotschall(2)(4)(5)......................          116,850          2.24%
Richard S. Gray....................................           11,500           *
William R. Higgins.................................            1,000           *
David V. Ragone(6).................................           11,125           *
Charles H. Smith, Jr.(2)(3)(4).....................          586,936         11.30%
Hudson D. Smith(2)(4)(5)...........................          133,406          2.56%
Thomas J. Vild.....................................            1,000           *
J. Douglas Whelan..................................            8,000           *
All Directors and Officers as a Group..............        1,737,913         33.45%

---------------

* Common Shares owned are less than one percent of class.

(1) Unless otherwise stated below, the shares owned are owned of record by that person who has sole voting and investment power as to those shares. A portion of the total number of shares for the following persons and group represents shares which could be acquired within 60 days of the date of this proxy statement by exercise of stock options: Mr. R. A. Demetter, 10,000 shares; Mr. T. V. Crean, 83,750 shares; and all directors and officers as a group, 93,750 shares.

(2) Includes in the cases of Messrs. G. D. Gotschall, J. P. Gotschall, H. D. Smith and C. H. Smith, Jr. shares owned by their spouses and any minor children or in trust for them, their spouses and their lineal descendants.

(3) Mr. C. H. Smith, Jr. and Mr. G. D. Gotschall are brothers-in-law.

(4) Includes Voting Trust Certificates issued by the Voting Trust described above representing an equivalent number of Common Shares held by such Trust as follows: Mr. G. D. Gotschall -- 692,972; Mr. J. P. Gotschall -- 101,700; Mr. C. H. Smith, Jr. -- 586,936; and Mr. H. D. Smith -- 72,344.

(5) Mr. J. P. Gotschall is the son of Mr. G. D. Gotschall and the nephew of Mr.
    C. H. Smith, Jr. Mr. H. D. Smith is the son of Mr. C. H. Smith, Jr. and the nephew of Mr. G. D. Gotschall.

(6) Includes Common Shares owned jointly with his wife.

ORGANIZATION AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held four regularly scheduled meetings during the last fiscal year. The Board of Directors' standing committees are the Audit; Compensation, Pension and Stock Option; Nominating; and Technology Committees.

     The functions of the Audit Committee are to determine the scope of the audit, to discuss any special problems that may arise during the course of the audit and to review the audit and findings for the purpose of reporting to the Board of Directors. The Audit Committee, currently composed of Messrs. Foley, Gray, Higgins and Vild and Dr. Ragone held two meetings during the last fiscal year.

     The function of the Compensation, Pension and Stock Option Committee is to review the compensation of directors and officers of the Company and to recommend to the Board of Directors the employees of the Company to whom stock options should be granted and the number of shares which should be subject to each option so granted. The Compensation, Pension and Stock Option Committee, currently composed of Messrs. Gray, Higgins and Whelan, held one meeting during the last fiscal year.

     The function of the Nominating Committee is to recommend candidates for the Board of Directors. The Nominating Committee is currently composed of Messrs. G.
D. Gotschall and Gray and Dr. Ragone. The Nominating Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating Committee should submit such recommendation in writing to a member of the Nominating Committee or the Secretary of the Company. The Nominating Committee did not hold any meetings during the last fiscal year.

     The function of the Technology Committee is to review developments in technology that may impact the businesses and marketplace the Company serves. The Technology Committee, comprised of Messrs. Higgins, Vild and Whelan and Dr. Ragone, did not hold any meetings during the last fiscal year.

     In fiscal 1999, each director (other than directors who are employed by the Company) received an annual retainer fee of $12,000 and an attendance fee of $750 per meeting for meetings on a day other than the day of a Board meeting and $400 per meeting for meetings held on the day of a Board meeting. Committee chairmen received an additional $2,000 annual retainer for such service.

     Under the Company's deferred compensation program, a director may defer all or any portion of his compensation as a director. Compensation so deferred is credited to an account or accounts on the Company's books and is credited, at the participant's election, with interest at a money market rate, or with units the value of which is tied to the market value of the Common Shares at the time the compensation is earned. The amounts so deferred may be distributed, at the election of the director, upon termination of his position with the Company, or at a future date, in a lump sum or in installments over a period not to exceed ten years.

COMPENSATION, PENSION AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation, Pension and Stock Option Committee are Messrs. Gray (Chairman), Higgins and Whelan, none of whom is employed by the Company. In fiscal 1999, there were no director relationships that require disclosure under this section.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the highest paid executive officers of the Company whose salary and bonus exceed $100,000, together with the total compensation paid to each such individual for the Company's three previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                ANNUAL            COMPENSATION
                                             COMPENSATION         ------------
                                        ----------------------       OPTION          ALL OTHER
  NAME & PRINCIPAL POSITION     YEAR    SALARY($)     BONUS($)       AWARDS       COMPENSATION(1)
  -------------------------     ----    ----------    --------    ------------    ---------------
Jeffrey P. Gotschall..........  1999     261,498       61,000           -0-            3,120
President & CEO                 1998     250,007      125,000           -0-            2,250
                                1997     215,000      161,250           -0-            1,290
Richard A. Demetter...........  1999     118,000       25,000           -0-            1,416
Vice President & CFO            1998     115,002       57,500           -0-            1,380
                                1997     110,000       82,500           -0-            1,320
Timothy V. Crean..............  1999     179,804       61,162        55,000              -0-
Executive Vice President        1998     156,193      126,633           -0-              -0-
                                1997     135,911       96,565           -0-              -0-
Hudson D. Smith...............  1999     110,000        2,109           -0-            1,320
Treasurer                       1998     107,705       15,810           -0-            1,260
                                1997      93,457       16,200           -0-            1,092

---------------

(1) Represents amounts contributed by the Company as matching contributions with respect to U.S. employees pursuant to the Company's Employee Thrift Plan, a defined contribution plan.

     The value of non-cash compensation and personal benefits furnished by the Company to its executive officers in 1999, valued at their incremental cost to the Company, did not exceed ten percent of the reported cash compensation for such person.

OPTION GRANTS

     Set forth below is information on grants of stock options pursuant to the company's 1995 Stock Option Plan during the fiscal year ended September 30, 1999 to the executive officers named in the Summary Compensation Table.

                                          INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                           ------------------------------------------------      VALUE AT ASSUMED
                                       % OF TOTAL                              ANNUAL RATES OF STOCK
                           OPTIONS/   OPTIONS/SARS   EXERCISE                 PRICE APPRECIATION FOR
                             SARS      GRANTED TO     OR BASE                       OPTION TERM
                           GRANTED    EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
          NAME                #       FISCAL YEAR    ($/SHARE)      DATE       5% ($)       10% ($)
          ----             --------   ------------   ---------   ----------   ---------   -----------
Jeffrey P. Gotschall.....      -0-         --             --            --          --            --
R. A. Demetter...........      -0-         --             --            --          --            --
Timothy V. Crean.........   55,000         69%        12.875     11/2/2008     445,333     1,128,308
Hudson D. Smith..........      -0-         --             --            --          --            --

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Set forth below, for each individual named in the Summary Compensation Table, is information relating to such person's exercise of stock options during the fiscal year ended September 30, 1999 and ownership of unexercised stock options at September 30, 1999.

                                                 NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN
                         SHARES                 UNDERLYING UNEXERCISED         THE MONEY OPTIONS AT
                        ACQUIRED                  OPTIONS AT YEAR-END             FISCAL YEAR-END
                           ON       VALUE     ---------------------------   ---------------------------
         NAME           EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----           --------   --------   -----------   -------------   -----------   -------------
Jeffrey P.
Gotschall.............     -0-         -0-         -0-            -0-             -0-            -0-
R. A. Demetter........   3,750     $11,408      10,000            -0-        $ 10,683            -0-
Timothy V. Crean......   4,500         -0-      55,000         70,000        $142,500        $41,250
Hudson D. Smith.......     -0-         -0-         -0-            -0-             -0-            -0-

PENSION PLAN

     The amounts stated in the foregoing Summary Compensation Table do not include amounts paid by the Company for purposes of funding the Company's non-contributory pension plan. Messrs. J. P. Gotschall, R. A. Demetter and H. D. Smith participate on the same basis as other salaried employees in a non-contributory pension plan known as SIFCO Industries, Inc. Salaried Retirement Plan (the "Retirement Plan"). Mr. T. V. Crean participates in the SIFCO Turbine Components Limited Pension Plan (the "STCL Plan"), which is described later in this section.

     The Summary Compensation Table includes both the base salary, which is, in the case of participating employees, utilized to determine benefits under the Retirement Plan, and incentive compensation, which is not so utilized.

     The estimated annual retirement benefit under the Retirement Plan for each participant is based upon the assumption that base salary will remain unchanged until the normal retirement age of 65 is reached, and that likewise the provisions of the Retirement Plan with respect to those retirement benefits will remain unchanged. Under the terms of the Retirement Plan, the amount of normal annual retirement benefit payable to a participating employee is generally based upon years of service with the Company prior to normal retirement date, "final average earnings" (average basic salary during the period of 60 consecutive months within the 120 months preceding retirement during which the total amount of basic salary was the highest) and average Social Security covered compensation. For an employee retiring with 25 years of service or less, the benefit is equal to 2.144% of final average earnings minus .625% of average Social Security covered compensation multiplied by years of service up to 25 years. If an employee has more than 25 years of service at retirement, the benefit is increased by 1.25% of final average earnings multiplied by his years of service in excess of 25 years. The amount so determined is payable in the form of a single life annuity or a lump sum payment.

                              YEARS OF SERVICE
               ----------------------------------------------
REMUNERATION     15       20        25        30        35
------------   ------   -------   -------   -------   -------
  $ 50,000     12,980    17,307    21,633    24,758    27,883
    75,000     21,020    28,027    35,033    39,721    44,408
   100,000     29,060    38,747    48,433    54,683    60,933
   150,000     45,140    60,187    75,233    84,608    93,983
   200,000     61,220    81,627   102,033   114,533   127,033
   250,000     77,300   103,067   128,833   144,458   160,083
   300,000     93,380   124,507   155,633   174,383   193,133

     The payments by the Company to fund the benefits under the Retirement Plan are actuarially determined. The estimated annual benefits payable upon retirement and projected years of credited service to retirement are as follows:
Mr. J. P. Gotschall -- $182,293 (39.8 years); Mr. R. A. Demetter -- $63,686
(28.8 years); and Mr. H. D. Smith -- $77,856 (42.5 years). Under the Internal Revenue Code of 1986, as amended, the maximum benefit payable under the Retirement Plan to covered employees is limited to $135,000. Therefore, effective as of March 1, 1984, the Company established a supplemental executive retirement plan to provide covered employees with an amount equal to what they would have been entitled to receive under the Retirement Plan if there had been no reduction in the level of benefits payable as a result of changes in federal tax laws. Total pension expense for the Retirement Plan for fiscal year 1999 was $463,000.

     Mr. T. V. Crean participates in the STCL Plan. This is a contributory plan for employees of the Company's Irish subsidiary, SIFCO Turbine Components Limited ("STCL"). Under the STCL Plan, the employee and STCL each pay 50% of retirement benefits. Other costs such as life insurance are borne by STCL.

     Under the terms of the STCL Plan, the amount of normal annual retirement benefits payable to a participating employee is generally based upon years of service with STCL prior to normal retirement date, "final pensionable salary" (average basic salary during the period of 38 consecutive months within the 120 months preceding retirement during which the total of basic salary was the highest) and average government pension. The benefit is 1/60th of final pensionable salary for each year of service, subject to a maximum of 40 years, minus 1 1/2 times the single person's annual rate of government retirement pension. Years of service for senior managers who will have completed at least ten years service may be augmented. The additional cost is paid by STCL.

     The payments by STCL and employees to fund the benefits under the STCL Plan are actuarially determined. The current dollar value of estimated annual benefits payable (in Irish pounds) upon retirement and projected years of credited service to retirement for Mr. T. V. Crean is $110,208 (40 years). Total pension expense for the STCL Plan for fiscal year 1999 was $259,000.

EMPLOYEES' THRIFT PLAN

     The amounts stated in the Summary Compensation Table include amounts contributed and expensed by the Company under the SIFCO Industries, Inc. Employees' Thrift Plan. This Plan is a qualified 401(k) plan for U.S. employees and was established in 1981 to encourage savings among employees. By the terms of this Plan, all U.S. employees are permitted to contribute up to 16% of their pay, including wages, overtime pay and any commissions received, up to a maximum amount of $10,000 in calendar year 1999, to a trust fund. Under the Plan, the Company matches 60% of the first 2% of pay contributed.

     Employee contributions may be invested in one or more of four funds: an equity fund, an international equity fund, a balanced fund and a government money market fund. Company matching contributions are made in Company shares. For employees with less than three full years of service, one-half of the amounts contributed by the Company are automatically vested. The remaining 50% becomes fully vested after three full years of service. Amounts contributed by the Company for employees with three or more full years of service vest immediately. All amounts in the fund credited to an employee are payable in cash or stock on the employee's death, retirement or permanent disability.

PHANTOM STOCK PLANS

     The Company has outstanding units pursuant to three compensatory phantom stock plans for key employees of the Company and its subsidiaries. Under these plans, an aggregate of up to 600,000 units were authorized to be awarded. The authority to grant units under the plans expired September 30, 1985 as to the 1981 plan, September 30, 1992 as to the 1987 plan and September 30, 1999 as to the 1994 plan. Units are credited to participating employees' unit accounts at the average of the high and low trading prices of the Common Shares on the 10 business days preceding the date of award. At such times as dividends are paid on the Common Shares of the Company, the Company credits to participating employees' dividend equivalent accounts the number of share equivalents which could have been purchased had an equivalent dividend been paid on the phantom stock units credited to the employee's unit accounts and applied to purchase the Common Shares.

     The earliest date (the "Valuation Date") upon which the Company terminates the plan or a participating employee (i) retires from the Company in conformity with its customary retirement policies, (ii) retires early with the consent of the Company, (iii) becomes disabled such that he is eligible to receive benefits under the Company's long-term disability plan, (iv) dies, or (v) notifies the Company of his election to voluntarily discontinue participation in the Plan, fixes the amounts to which a participating employee is entitled under the Plan. Under the 1981 plan and 1987 plan, a participating employee is entitled, with respect to his unit account, to the excess of the average of the high and low trading prices of the Common Shares during the 10 days preceding the Valuation Date over the base value of the units credited to his account and, with respect to his dividend equivalent account, the value of the dividend equivalents credited thereto. Under the 1994 plan, a participating employee is entitled, with respect to his unit account, to the excess of the average of the month end closing prices of the Common Shares during the 36 months preceding the Valuation Date over the base value of the units credited to his account and, with respect to his dividend equivalent account, the value of the divided equivalents credited thereto. Dividend equivalents are valued in the same manner as unit accounts.

     Twenty-five percent (25%) of the units vest on each anniversary of the date of the grant, and the employee is fully vested after four (4) years. The dividend equivalent units vest immediately. The amount of compensation paid from the Phantom Stock Plan in 1999 was $54,462. As of the date of this proxy statement, there were an aggregate of 111,663 award units outstanding to an aggregate of 21 employees under the three plans with base values ranging from $3.55 to $20.31. Included in the foregoing amounts are the number of units and average base value for each of the following: Mr. J. P. Gotschall -- 8,000 units ($5.88); Mr. R. A. Demetter -- 750 units ($13.85); Mr. T. V. Crean -- 15,238 units ($6.33); and Mr. H. D. Smith -- 16,525 units ($6.32).

     As of November 30, 1999, the Company's liability under the phantom stock plans for officers was approximately $383,000, and for all participating employees, was $910,000.

                      REPORT OF THE PENSION, COMPENSATION
                           AND STOCK OPTION COMMITTEE

     The Company's compensation of its executive personnel has three components: base salary, cash incentive compensation and non-cash incentives (stock options and/or phantom stock).

     Considering national research on CEO salaries in manufacturing companies of comparable size and the Company's excellent performance in fiscal 1998, yet cautious about the signs of a pending cyclical downturn, the Compensation Committee set Mr. Gotschall's salary at $260,000 at the start of fiscal 1999.

     The Company has incentive plans for each business unit and for the corporate headquarters staff. The SIFCO Forge Group's incentive plan is a gainsharing plan for all employees of the Group based on profits in excess of quarterly performance goals.

     Members of the other business units share in compensation pools equal to 10% of the unit's operating profits, less interest and parent expense. Each pool is allocated by the applicable business unit manager among the participants in the plan in the general proportion that each participant's salary bears to the aggregate salaries of all participants, with individual awards subject to salary caps.

     Members of the corporate staff earned incentives from a pool equal to 3% of profits before tax, subject to certain adjustments. Mr. Gotschall's cash incentive for fiscal 1999 was $61,000.

     During fiscal 1999, options on 80,000 shares were awarded to all participants in the Company's 1995 Stock Option Plan, including an award of 55,000 shares to Mr. Crean.

                                         Richard S. Gray
                                         William R. Higgins
                                         J. Douglas Whelan

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the price performance of the Company's Common Shares to the price performance of the S&P Composite -- 500 Stock Index and the S&P Aerospace/Defense Group. The graph assumes that the value of the investment in the Common Shares, the S&P Composite -- 500 Stock Index and the S&P Aerospace/Defense Group was $100 on September 30, 1994.

                  COMPARISON OF FIVE-YEAR PRICE PERFORMANCE OF
                     SIFCO INDUSTRIES, INC., S&P 500 INDEX
                        AND S&P AEROSPACE/DEFENSE GROUP

                                                       SIFCO STOCK                S&P 500 INDEX           S&P AEROSPACE/DEFENSE
                                                       -----------                -------------           ---------------------
'09/94'                                                  100                         100                         100
'12/94'                                                  121.15                       99.26                      104.58
'03/95'                                                  103.84                      108.21                      119.27
'06/95'                                                  134.61                      117.73                      138.2
'09/95'                                                  136.53                      126.3                       150.72
'12/95'                                                  165.38                      125.67                      169.52
'03/96'                                                  213.46                      139.51                      181.19
'06/96'                                                  265.38                      144.94                      186.46
'09/96'                                                  307.69                      148.54                      202.93
'12/96'                                                  319.23                      160.09                      223.26
'03/97'                                                  365.38                      163.63                      207.73
'06/97'                                                  438.46                      191.3                       233.95
'09/97'                                                  638.46                      204.73                      247.86
'12/97'                                                  588.46                      209.73                      226.77
'03/98'                                                  703.84                      238.11                      241.81
'06/98'                                                  650                         245.05                      217.5
'09/98'                                                  384.61                      219.8                       181.77
'12/98'                                                  382.7                       265.67                      171.29
'03/99'                                                  234.61                      278.01                      169.31
'06/99'                                                  253.84                      296.68                      199.06
'09/99'                                                  215.38                      277.22                      183.99

                      APPROVAL OF DESIGNATION OF AUDITORS

     The accounting firm of Arthur Andersen LLP has been the Company's independent accountants and auditors and has audited the accounts of the Company and its consolidated subsidiaries for a number of years. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2000, subject to the approval of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2000 Annual Meeting (in person or by proxy) is required. Arthur Andersen LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors. The Board of Directors recommends ratification of the selection of Arthur Andersen LLP as independent auditors of the Company for the year ending September 30, 2000.

     Representatives of Arthur Andersen LLP are expected to be present at the 2000 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

               SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

     Any shareholder who is the record or beneficial owner of at least 1% or $2,000 in market value of Common Shares of the Company entitled to be voted at the 2000 Annual Meeting and who has held such Common Shares for at least one year may present a proposal at the 2001 Annual Meeting of Shareholders. A shareholder who intends to present a proposal at the 2001 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 8, 2000. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2001 Annual Meeting must be delivered to the Company no later than November 3, 2000 or such proposal will be considered untimely. If a shareholder proposal is received after November 3, 2000, the Company may vote in its discretion as to the proposal all of the Common Shares for which it has received proxies for the 2001 Annual Meeting.

                                 OTHER MATTERS

     The management does not know of any other matters which will come before the meeting. In case any other matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                                           By order of the Board of Directors

                                           Mara L. Babin, Secretary

December 21, 1999

                             SIFCO INDUSTRIES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       The undersigned hereby appoints CHARLES H. SMITH, JR. and GEORGE D.
GOTSCHALL, and each of them, the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of the Shareholders of SIFCO Industries, Inc., to be held on January 25, 2000, and at any and all adjournments thereof, upon the following:

      (1) ELECTION OF DIRECTORS. To elect the following persons for three-year terms ending in 2003.

        Jeffrey P. Gotschall          David V. Ragone       Charles H Smith, Jr.

                [ ]  FOR all nominees listed          [ ]  WITHHOLD Authority to
                above                                 vote for all nominees
                (except as noted below)

(INSTRUCTIONS: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)

           ---------------------------------------------------------------------

      (2) RATIFICATION OF THE DESIGNATION OF ARTHUR ANDERSEN LLP as independent auditors of the Company

             [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

      (3) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

             [ ]  GRANT AUTHORITY            [ ]  WITHHOLD AUTHORITY

                                                       (Continued on other side)

                      (Proxy -- continued from other side)

Proxy No.                                                  Shares

       IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE DESIGNATION OF INDEPENDENT AUDITORS AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

                                               Dated

                                               ---------------------------------
                                               19

                                               ---------------------------------

                                               ---------------------------------

                                               ---------------------------------

                                               NOTE: The signature of this proxy
                                               should correspond with the name
                                               (or names), as shown hereon, in
                                               which your stock is registered.
                                               Where stock is registered jointly
                                               in the name of two or more
                                               persons, all should sign.